EXHIBIT 16.1




Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549



May 28, 2002


Dear Sir/Madam:

We have read the 5 paragraphs of Item 4 included in the Form 8-K/A-1 dated May 28, 2002 of Joule Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


Very truly yours,



ARTHUR ANDERSEN LLP